FOURTH AMENDMENT TO

FUND ACCOUNTING AGREEMENT

WHEREAS, The Investment House Funds, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, have entered into a Fund Accounting Agreement originally dated as of December 17, 2001 and any amendments thereto (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective October 1, 2018, the Trust and Ultimus agree to amend the Agreement as follows:

1. The first paragraph of Section 6 of the Agreement is deleted in its entirety and replaced with the following:

The term of this Agreement shall be extended through September 30, 2020, unless earlier terminated by either party hereto as provided hereunder. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

2. Ultimus agrees to waive the one-time implementation fee related to the preparation and filing of Forms N-CEN and N-PORT, and to meet the requirements of Rule 30b1-9 under the 1940 Act, as described in the Third Amendment to the Agreement.

Ultimus also agrees to waive the annual fees relating to the preparation and filing of Forms N-CEN and N-PORT, and to meet the requirements of Rule 30b1-9 under the 1940 Act, as described in the Third Amendment to the Agreement, during the two-year period from October 1, 2018 through September 30, 2020.

During the time period described above, the Trust or Fund agrees to reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act, as provided in the Agreement.

3. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of October 1, 2018.

THE INVESTMENT HOUSE FUNDS	ULTIMUS FUND SOLUTIONS, LLC

By: /s/Tim Wahl	By: /s/Mark J Seger

Name: Tim Wahl	Name: Mark J Seger

Title: President	Title: CEO

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